Exhibit 21

POLYMER GROUP, INC.

LIST OF SUBSIDIARIES OF THE COMPANY

The following comprises a list of the subsidiaries of the Company as of January 3, 2009:

Albuma S.A.S.
Bonlam Holdings B.V.
Bonlam S.A. de C.V.
Chicopee Asia, Limited
Chicopee Holdings B.V.
Chicopee Holdings C.V.
Chicopee, Inc.
DIFCO Performance Fabrics Inc.
Dominion Nonwovens Sudamerica, S.A.
Dominion Textile (USA), L.L.C.
Dominion Textile Mauritius Inc.
Dominion Textile Inc.
DT Acquisition Inc.
Fabpro Oriented Polymers, L.L.C.
Fabrene, L.L.C.
Fabrene, Inc.
Geca-Tapes B.V.
Geca-Tapes (s) Pte. Ltd.
Nanhai Nanxin Non-Woven Co., Ltd.
Nordlys S.A.S.
PGI Columbia Ltda.
PGI Europe, Inc.
PGI Holdings BV
PGI Neunkirchen GmbH
PGI Non-woven (Foshan) Co., Ltd.
PGI Nonwovens Limited
PGI Nonwovens (China) Co., Ltd.
PGI Nonwovens A.B.
PGI Nonwovens B.V.
PGI Nonwovens (Mauritius)
PGI Nonwovens Switzerland Sarl
PGI Polymer, Inc.
Pristine Brands Corporation